EXHIBIT 99.1
LIVE NATION REPORTS
SECOND QUARTER 2006 FINANCIAL RESULTS
- Company Continues to Sharpen Focus on Live Music -
- Positive Net Income Trend Continues -
LOS ANGELES, CALIFORNIA — August 4, 2006 — Live Nation (NYSE: LYV), a leading live event and venue management company, announced today financial results for the three and six months ended June 30, 2006. Live Nation will discuss these results on a conference call today, Friday, August 4th at 11:00 a.m. Eastern Daylight Time. A live broadcast of the conference call will be available on the company’s website, located at www.livenation.com.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure(s), together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is included at the end of this press release.
The company reported revenues of $768.2 million in the second quarter of 2006, an increase of $26.5 million, or 4%, as compared to the second quarter of 2005. Included in revenue is a $2.5 million increase due to movements in foreign exchange.
Net income increased by $8.7 million to $9.7 million in the quarter, with operating income for the quarter decreasing by $3.6 million to $11.7 million. Diluted earnings per share for the quarter amounted to $0.15.
OIBDAN (defined by the company as operating income (loss) before depreciation, amortization, loss (gain) on sale of operating assets and non-cash compensation expense) was $27.0 million in the second quarter of 2006, compared to $30.6 million in the second quarter of 2005. OIBDAN is a non-GAAP financial measure. A reconciliation of OIBDAN to operating income (loss) and net income (loss), its most directly comparable GAAP financial measures, is included at the end of this press release.
“During the quarter we continued to make significant progress in the implementation of our strategic plan,” said Michael Rapino, Live Nation’s Chief Executive Officer. “An environment of transformation has begun in 2006 as we execute against our newly defined core business. We have a clear strategic focus which has resulted in an expansion of our core live music business and the divestiture of a number of non-core businesses. We are implementing a range of programs to drive revenues and cash flows and have added strategic acquisitions that expand our fan and artist relationships. We remain driven by our focus on vertically integrating our business toward the fan by expanding and improving upon the services we provide to our customers before, during and after the events we promote or produce each year. We are pleased with the trends we are seeing in the third quarter, which is the most important season in our industry, and we are optimistic that we will gradually begin to witness the benefits of our investments as the year progresses.”
The company’s reportable operating segments are Events, Venues and Sponsorship, and Digital Distribution. The Events segment principally involves the promotion or production of live music shows, theatrical performances and specialized motor sports events, along with providing various services to artists. The Venues and Sponsorship segment principally involves the operation of venues and the sale of premium seats, national and local sponsorships and placement of advertising, including signage, promotional programs and naming of subscription series and venues. The Digital Distribution segment principally involves the management of the company’s on-line and wireless distribution activities, including the development of the company’s website and managing the company’s in-house ticketing operations and third-party ticketing relationships. Included in the Digital Distribution revenue are ticket rebates earned on tickets sold by phone, outlet and over the internet, for events promoted by the Events segment.

Following Live Nation’s spin-off from Clear Channel Communications, Inc. in December 2005, the company reorganized its business units and the way in which these businesses are assessed, as described above, beginning in 2006. The company has reclassified all periods presented to conform to the current year presentation. Revenue and expenses earned and charged between segments are eliminated in consolidation.
Segment Financial Information (unaudited)

		Venues and	Digital				Consolidated
(in thousands)	Events	Sponsorship	Distribution	Other	Corporate	Eliminations	and Combined

Three Months Ended June 30, 2006
Revenue	$594,122	$146,772	$20,567	$9,735	$—	$(2,966)	$768,230
Direct operating expenses	559,283	46,269	678	1,514	—	(2,965)	604,779
Selling, general and administrative expenses	56,587	61,516	2,584	8,501	—	(1)	129,187
Depreciation and amortization	2,523	12,588	114	234	847	—	16,306
Loss (gain) on sale of operating assets	(1,780)	73	—	(36)	61	—	(1,682)
Corporate expenses	—	—	—	—	7,958	—	7,958

Operating income (loss)	$(22,491)	$26,326	$17,191	$(478)	$(8,866)	$—	$11,682

Three Months Ended June 30, 2005
Revenue	$576,174	$138,733	$17,705	$11,635	$—	$(2,556)	$741,691
Direct operating expenses	543,237	39,897	708	2,001	—	(2,525)	583,318
Selling, general and administrative expenses	51,782	57,331	734	10,411	—	(31)	120,227
Depreciation and amortization	2,187	11,288	87	623	1,097	—	15,282
Loss (gain) on sale of operating assets	(68)	(174)	—	7	(25)	—	(260)
Corporate expenses	—	—	—	—	7,866	—	7,866

Operating income (loss)	$(20,964)	$30,391	$16,176	$(1,407)	$(8,938)	$—	$15,258

Six Months Ended June 30, 2006
Revenue	$1,016,382	$224,331	$31,155	$18,741	$—	$(5,812)	$1,284,797
Direct operating expenses	912,366	72,945	927	2,185	—	(5,812)	982,611
Selling, general and administrative expenses	109,974	114,577	4,882	15,770	—	—	245,203
Depreciation and amortization	4,519	24,800	180	469	1,343	—	31,311
Loss (gain) on sale of operating assets	(1,793)	77	—	(7,687)	(7)	—	(9,410)
Corporate expenses	—	—	—	—	15,337	—	15,337

Operating income (loss)	$(8,684)	$11,932	$25,166	$8,004	$(16,673)	$—	$19,745

Six Months Ended June 30, 2005
Revenue	$920,542	$213,346	$27,567	$32,132	$—	$(7,413)	$1,186,174
Direct operating expenses	828,844	66,385	1,101	8,961	—	(7,339)	897,952
Selling, general and administrative expenses	118,078	102,969	1,483	20,774	—	(46)	243,258
Depreciation and amortization	4,511	22,595	163	1,264	2,226	—	30,759
Loss (gain) on sale of operating assets	(110)	(303)	—	(176)	(28)	—	(617)
Corporate expenses	—	—	—	—	27,090	—	27,090

Operating income (loss)	$(30,781)	$21,700	$24,820	$1,309	$(29,288)	$(28)	$(12,268)

Events
Events revenue increased $17.9 million, or 3%, during the three months ended June 30, 2006 as compared to the same period of the prior year primarily due to the timing of the Werchter festival in Belgium which took place earlier in 2006, an increase in the number of, and attendance at, our amphitheater events and an increase in the number of events presented by global theater in the second quarter of 2006 as compared to the second quarter of 2005. Partially offsetting this increase was a decline in the number of domestic music events held in third-party theaters and a decline in domestic festival revenues following our exit from a number of unprofitable festivals in 2005.
Events direct operating expenses increased $16.0 million, or 3%, during the three months ended June 30, 2006 as compared to the same period of the prior year primarily due to the timing of the Werchter festival and the increase in global theater events as discussed above. In addition, direct operating expenses increased due to the pre-opening costs related to our production of Phantom of the Opera in Las Vegas during the second quarter of 2006. Partially offsetting this increase was a decline in direct operating expenses due primarily to the decline in the number of domestic music theater events and our exit from a number of domestic music festivals.
Events selling, general and administrative expenses increased $4.8 million, or 9%, during the three months ended June 30, 2006 as compared to the same period of the prior year primarily due to an increase in reserves recorded against receivables due to a vendor bankruptcy, as well as increased consulting expenses related to music marketing. In addition, due to our acquisition of a 50.1% interest in Mean Fiddler during the third quarter of 2005, we are incurring selling, general and administrative expenses related to this business that we did not have in the prior year.
Events gain on sale of operating assets increased $1.7 million during the three months ended June 30, 2006 as compared to the same period of the prior year primarily due to a gain recorded related to theatrical production assets that were sold during 2006.
Overall, the $1.5 million decline in operating income for Events in the second quarter of 2006 as compared to the same period of 2005 is due primarily to the increased receivable reserve arising from a vendor bankruptcy, increased costs related to improving our marketing function and incremental selling, general and administrative expenses due to the 2005 Mean Fiddler acquisition whose principal events occur in the third quarter. These decreases were partially offset by an increase in operating income due to the timing of the Werchter festival in Belgium in 2006 and the gain on sale of operating assets.

Venues and Sponsorship
Venues and Sponsorship revenue increased $8.0 million, or 6%, during the three months ended June 30, 2006 as compared to the same period of the prior year primarily due to incremental revenue related to the Mean Fiddler venues acquired during the third quarter of 2005 and the commencement of the operating agreement for Wembley Arena in London during the second quarter of 2006. We also experienced an increase in our owned and/or operated amphitheater results and merchandise revenue resulting primarily from an increase in attendance. However, this increase was partially offset by a decline in revenues from several of our larger domestic and international theatrical venues and one of our international arenas due to a decline in activity during 2006. In addition, sponsorship revenues declined due to the timing of completion of sponsorship sales in the second quarter of 2006, which we expect to realize in the third quarter.
Venues and Sponsorship direct operating expenses increased $6.4 million, or 16%, during the three months ended June 30, 2006 as compared to the same period of the prior year primarily due to incremental direct operating expenses related to the Mean Fiddler acquisition and Wembley Arena noted above. In addition, direct operating expenses increased related to the increase in merchandise revenues.
Venues and Sponsorship selling, general and administrative expenses increased $4.2 million, or 7%, during the three months ended June 30, 2006 as compared to the same period of the prior year primarily due to an increase in salary, rent and property tax expense related to the acquisitions of Historic Theater Group and Mean Fiddler and the commencement of the Wembley Arena operating agreement. We also incurred higher selling, general and administrative expenses related to building our venue management team in 2006.
Venues and Sponsorship depreciation and amortization expense increased $1.3 million, or 12%, during the three months ended June 30, 2006 as compared to the same period of the prior year primarily due to increased depreciation related to capital expenditures to improve the audience experience at our owned and/or operated amphitheaters.
Overall, the $4.1 million decrease in operating income for Venues and Sponsorship in the second quarter of 2006 as compared to the same period of 2005 is due primarily to reduced activity in several of our larger theatrical venues and one of our international arenas, a reduction in sponsorship sales in the quarter, increased costs related to building the venue management team and higher depreciation expense for our domestic venues. Offsetting this decline were the improved operating results from our owned and/or operated amphitheaters.
Digital Distribution
Digital Distribution revenues increased $2.9 million, or 16%, during the three months ended June 30, 2006 as compared to the same period of the prior year primarily due to additional ticket service charge rebates resulting from the increase in the number of events and attendance within our Events segment. The increase in these revenues exceeds the growth for our Events segment during the same period due to the type of events and the related service charges.
Digital Distribution direct operating expenses remained relatively flat during the three months ended June 30, 2006 as compared to the same period of the prior year due to the small amount of direct operating expenses that are required for this segment.
Digital Distribution selling, general and administrative expenses increased $1.8 million, or 252%, during the three months ended June 30, 2006 as compared to the same period of the prior year primarily due to increases in salary for new staff and consultant expenses related to the development of our website and internet strategy.
Overall, operating income for Digital Distribution increased slightly in the second quarter of 2006 as compared to the same period of 2005 primarily due to additional ticket service charge rebates, partially offset by the increased costs related to building the digital distribution management team and developing our on-line presence.

Other Operations
We sold a portion of our sports representation business assets in Los Angeles early in 2006. Primarily as a result of that sale, during the three months ended June 30, 2006 as compared to the same period of the prior year, other revenues decreased $1.9 million, or 16%; other selling, general and administrative expenses decreased $1.9 million, or 18%; and we experienced an overall $.9 million decrease in operating loss for our other operations.
Interest
Total interest expense decreased $3.4 million during the three months ended June 30, 2006 as compared to the same period of the prior year primarily due to repayment or capitalization of our debt with Clear Channel Communications in December 2005. This decrease was partially offset by an increase in interest expense related to our term loan and redeemable preferred stock, which did not exist in the second quarter of 2005.
Interest income increased $4.0 million during the three months ended June 30, 2006 as compared to the same period of the prior year primarily due to interest income earned on excess cash invested in money market funds and other short-term investments.
Free Cash Flow
Free cash flow for the three months ended June 30, 2006 totaled $152.7 million as compared to $33.1 million for the same period of the prior year. This increase was driven by the improvement in net income and timing of the receipt and the amount of advance ticket sales. Free cash flow (defined by the company as cash flow from operations less maintenance capital expenditures) is a non-GAAP financial measure. A reconciliation of free cash flow to net cash provided by operating activities, its most directly comparable GAAP financial measure, is included at the end of this press release.
Cash and Debt
Cash and cash equivalents at June 30, 2006 totaled $603.4 million, an increase of $199.7 million over the balance at December 31, 2005. This increase was largely driven by the increase in advance ticket sales for events to be held in the third and fourth quarters of 2006.
Total debt, including preferred stock, at June 30, 2006 totaled $406.9 million, which represents no change compared to the balance at December 31, 2005.
Share Repurchase
On December 22, 2005, our board of directors authorized a $150 million share repurchase program, effective through December 31, 2006. As of June 30, 2006, we have repurchased 3.4 million shares under this program for an aggregate purchase price of $42.7 million, including commissions and fees, at an average price of $12.65 per share. We did not repurchase any shares during the second quarter of 2006.
We will continue to base our decisions on amounts of repurchases and their timing on such factors as the stock price, general economic and market conditions and the company’s debt levels. The repurchase program may be suspended or discontinued at any time. Shares of stock repurchased under the plan will be held as treasury shares.

Other Significant Events During and Subsequent to the Second Quarter
•	In April 2006, we sold our entire interest in the Planet Hollywood venue project in Las Vegas, as well as 49.9% of our interest in the Phantom of the Opera project in Las Vegas. We received $22.9 million in proceeds from this sale.

•	In May 2006, we acquired a controlling interest in the touring division of a commonly owned group of companies operating under the name of Concert Productions International, or CPI, for a total purchase price of $47.2 million. CPI provides full service global touring, having produced tours for top acts such as the Rolling Stones, Pink Floyd and U2. CPI has also developed additional revenue streams around the tours that it produces, such as VIP ticketing, fan clubs, merchandising and DVDs. CPI’s Chief Executive Officer, Michael Cohl, has joined our board of directors.

•	In June 2006, we acquired a controlling interest in Cinq Group, LLC, which operates under the name TRUNK Ltd. TRUNK Ltd. is a specialty merchandise company that acquires licenses, primarily from music artists, to design, manufacture and sell merchandise through various distribution channels.

•	In June 2006, we also agreed to acquire HOB Entertainment, Inc., or HOB, for $350 million in cash. HOB owns and/or operates 10 mid-size venues under the House of Blues brand in cities such as Las Vegas, Los Angeles, Chicago and Orlando, and eight amphitheaters in cities including Atlanta, Toronto, San Diego and Dallas. We expect this acquisition, which is subject to customary closing conditions, to close by the end of 2006.

•	In July 2006, we announced that we have agreed to acquire a majority interest in Musictoday, a leader in connecting artists directly to their fans through on-line fan clubs, artist e-commerce and fulfillment and artist fan club ticketing.

•	We have now completed the sale of substantially all of the assets of the golf, football and tennis divisions of our sports representation business to various parties.
Conference Call
The company will host a teleconference to discuss its second quarter 2006 financial results today, Friday, August 4th at 11:00 a.m. Eastern Daylight Time/8:00 a.m. Pacific Daylight Time. To access the teleconference, please dial 973-633-6740 ten minutes prior to the start time. The teleconference will also be available via live webcast under the “About Us” portion of the company’s website located at www.livenation.com.
If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Friday, August 11, 2006, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 7600092. The webcast will also be archived on the company’s website for 30 days.
About Live Nation
Live Nation is a leading live event and venue management company focused on creating superior experiences for artists, performers, corporations and fans. Live Nation owns, operates and/or has booking rights for more than 150 venues worldwide and produced over 29,500 events in 2005. Headquartered in Los Angeles, California, Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV”. For more information regarding Live Nation and its businesses, please visit the company’s website at www.livenation.com.
# # #
Contacts:

Investors:	Press:
Mike Smargiassi/Jonathan Lesko	John Vlautin
Brainerd Communicators	Live Nation
212-986-6667	310-867-7127

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Live Nation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “believe”, “expect”, “anticipate”, “plans”, and “estimates”, and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by forward-looking statements include, but are not limited to, those described in Live Nation’s Form 10-K for the year ended December 31, 2005 and in the company’s other filings with the SEC. Other unknown or unpredictable factors could have material adverse effects on Live Nation’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
(See attached financial statements)

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(in thousands except share and per share data)

Revenue	$768,230	$741,691	$1,284,797	$1,186,174
Operating expenses:
Direct operating expenses	604,779	583,318	982,611	897,952
Selling, general and administrative expenses	129,187	120,227	245,203	243,258
Depreciation and amortization	16,306	15,282	31,311	30,759
Gain on sale of operating assets	(1,682)	(260)	(9,410)	(617)
Corporate expenses	7,958	7,866	15,337	27,090

Operating income (loss)	11,682	15,258	19,745	(12,268)
Interest expense	8,348	875	16,161	1,494
Interest expense with Clear Channel Communications	—	10,827	—	22,015
Interest income	4,496	459	5,976	944
Equity in earnings (loss) of nonconsolidated affiliates	1,478	(2,129)	3,302	(1,619)
Other income (expense) — net	5,728	(269)	4,009	190

Income (loss) before income taxes	15,036	1,617	16,871	(36,262)
Income tax benefit (expense):
Current	(5,884)	5,370	(6,051)	17,521
Deferred	530	(6,017)	(21)	(3,016)

Net income (loss)	9,682	970	10,799	(21,757)
Other comprehensive income, net of tax:
Unrealized holding gain on cash flow derivatives	1,377	—	1,869	—
Foreign currency translation adjustments	11,919	10,319	15,597	19,903

Comprehensive income (loss)	$22,978	$11,289	$28,265	$(1,854)

Net income (loss) per common share:
Basic	$.15		$.17

Diluted	$.15		$.17

Weighted average common shares outstanding:
Basic	64,462,679		64,218,450

Diluted	65,329,597		64,919,415

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended
	June 30,
	2006	2005
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$10,799	$(21,757)
Reconciling items:
Depreciation	30,375	29,380
Amortization of intangibles	936	1,379
Deferred income tax expense	21	3,016
Amortization of debt issuance costs	292	—
Current tax benefit dividends to owner	—	(27,807)
Non-cash compensation expense	1,570	703
Gain on sale of operating assets	(9,410)	(617)
Loss on sale of other investments	2,051	—
Loss (equity) in earnings of nonconsolidated affiliates	(3,302)	1,619
Minority interest expense (income)	(684)	571
Decrease in other — net	(39)	(96)
Changes in operating assets and liabilities, net of effects of acquisitions:
Increase in accounts receivable	(63,170)	(68,517)
Increase in prepaid expenses	(199,189)	(202,060)
Increase in other assets	(13,828)	(69,338)
Increase in accounts payable, accrued expenses and other liabilities	56,519	96,622
Increase in deferred income	383,508	333,202
Increase (decrease) in minority interest liability	7,690	(953)

Net cash provided by operating activities	204,139	75,347

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in notes receivable, net	938	1,119
Increase in investments in, and advances to, nonconsolidated affiliates — net	(1,179)	(173)
Contribution from minority interest partner	15,343	—
Proceeds from disposal of other investments	1,743	—
Purchases of property, plant and equipment	(31,967)	(49,891)
Proceeds from disposal of operating assets	36,655	337
Acquisition of operating assets	(4,022)	(1,226)
Decrease (increase) in other — net	(621)	49

Net cash provided by (used in) investing activities	16,890	(49,785)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt with Clear Channel Communications	—	42,719
Proceeds from long-term debt, net of debt issuance costs	1,228	444
Payments on long-term debt	(6,351)	(508)
Payments for purchase of common stock	(24,717)	—

Net cash provided by (used in) financing activities	(29,840)	42,655
Effect of exchange rate changes on cash	8,527	4,595
Net increase in cash and cash equivalents	199,716	72,812
Cash and cash equivalents at beginning of period	403,716	179,137

Cash and cash equivalents at end of period	$603,432	$251,949

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(unaudited)	(audited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$603,432	$403,716
Accounts receivable, less allowance of $11,121 as of June 30, 2006 and $9,518 as of December 31, 2005	291,509	190,207
Prepaid expenses	322,889	115,055
Other current assets	49,929	46,714

Total Current Assets	1,267,759	755,692
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	934,335	910,926
Furniture and other equipment	178,463	166,004
Construction in progress	40,947	39,856

	1,153,745	1,116,786
Less accumulated depreciation	340,544	307,867

	813,201	808,919
INTANGIBLE ASSETS
Definite-lived intangibles — net	37,536	12,351
Goodwill	157,864	137,110
OTHER ASSETS
Notes receivable, less allowance of $745 as of June 30, 2006 and December 31, 2005	3,195	4,720
Investments in, and advances to, nonconsolidated affiliates	38,880	30,660
Other assets	34,691	27,132

Total Assets	$2,353,126	$1,776,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$70,995	$37,654
Deferred income	622,200	232,754
Accrued expenses	464,672	405,507
Current portion of long-term debt	28,045	25,705

Total Current Liabilities	1,185,912	701,620
Long-term debt	338,840	341,136
Other long-term liabilities	41,436	30,766
Minority interest liability	65,932	26,362
Series A and Series B redeemable preferred stock	40,000	40,000
Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY
Common stock	672	672
Additional paid-in capital	767,521	748,011
Retained deficit	(76,763)	(87,563)
Cost of shares held in treasury	(21,473)	(18,003)
Accumulated other comprehensive income (loss)	11,049	(6,417)

Total Shareholders’ Equity	681,006	636,700

Total Liabilities and Shareholders’ Equity	$2,353,126	$1,776,584

RECONCILIATIONS OF NON-GAAP MEASURES TO THEIR MOST DIRECTLY
COMPARABLE GAAP MEASURES (UNAUDITED)

Reconciliation of OIBDAN to operating income (loss) and net
income (loss) — Consolidated and Combined	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in thousands)		(in thousands)

OIBDAN	$27,015	$30,640	$43,216	$18,577
Depreciation and amortization	16,306	15,282	31,311	30,759
Gain on sale of operating assets	(1,682)	(260)	(9,410)	(617)
Non-cash compensation expense	709	360	1,570	703

Operating income (loss)	11,682	15,258	19,745	(12,268)
Interest expense	8,348	875	16,161	1,494
Interest expense with Clear Channel Communications	—	10,827	—	22,015
Interest income	4,496	459	5,976	944
Equity in earnings of nonconsolidated affiliates	1,478	(2,129)	3,302	(1,619)
Other income (expense) — net	5,728	(269)	4,009	190

Income (loss) before income taxes	15,036	1,617	16,871	(36,262)
Income tax benefit (expense):
Current	(5,884)	5,370	(6,051)	17,521
Deferred	530	(6,017)	(21)	(3,016)

Net income (loss)	$9,682	$970	$10,799	$(21,757)

Reconciliation of free cash flow to net cash provided by
operating activities — Consolidated and Combined	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in thousands)		(in thousands)

Free cash flow	$152,730	$33,110	$180,452	$49,034
Maintenance capital expenditures	12,252	18,779	23,687	26,313

Net cash provided by operating activities	$164,982	$51,889	$204,139	$75,347

Definitions and Use of Non-GAAP Measures
OIBDAN is a non-GAAP financial measure that the company defines as operating income (loss) before depreciation, amortization, loss (gain) on sale of operating assets and non-cash compensation expense. The company uses OIBDAN to evaluate the performance of its operating segments. The company believes that information about OIBDAN assists investors by allowing them to evaluate changes in the operating results of the company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. OIBDAN is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of OIBDAN as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Accordingly, OIBDAN should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, OIBDAN as presented above may not be comparable to similarly titled measures of other companies.
Free cash flow is a non-GAAP financial measure that the company defines as cash flow from operations less maintenance capital expenditures. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make acquisitions and repurchase shares. Free cash flow is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented above may not be comparable to similarly titled measures of other companies.